Exhibit 5.2

R. Stanton Dodge

Executive Vice President and General Counsel

DISH DBS Corporation

August 26, 2016

DISH DBS Corporation

9601 S. Meridian Boulevard

Englewood, Colorado  80112

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of each of DISH DBS Corporation, a Colorado corporation (the “Company”), and each of the entities listed on Exhibit 1 hereto (such entities listed on Exhibit 1 are collectively referred to herein as the “Colorado Issuers”), and I have been involved in the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of $2,000,000,000 principal amount of 7.75% Senior Notes due 2026 (the “Notes”), to be issued in exchange for the Company’s outstanding 7.75% Senior Notes due 2026, pursuant to an Indenture, dated as of June 13, 2016 (the “Indenture”), among the Company, the Colorado Issuers (the “Guarantors”) and U.S. Bank National Association, as trustee.  The Exchange Notes will be guaranteed (the “Exchange Guarantees”) by the Guarantors.

In my capacity as such counsel and in connection with this opinion, I have examined such agreements, instruments, documents and corporate records of the Company and the Colorado Issuers as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  I have also reviewed copies of the following documents:

1.              the Exchange Notes;

2.              the Exchange Guarantees; and

3.              the Indenture (collectively, the “Operative Documents”).

In my review, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies.  I have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality, or entity for the purposes of this opinion letter.  As to any other facts material to this opinion,  I have examined and relied upon statements and representations of officers and other representatives of the Company and the Colorado Issuers.  In making my examination of documents executed by entities other than the Company and the Colorado Issuers, I have assumed that each other entity had the power and authority (corporate and otherwise) to enter into and perform all of its obligations thereunder, and I have also assumed the due authorization by each such entity of all requisite actions, the due execution and delivery of such documents by each such other entity, and that such documents are the valid, binding and enforceable obligations of such entities.  All references in my opinion that refer to my knowledge refer to my actual knowledge after inquiring of certain officers and other representatives of the Company and such other additional persons as I have deemed appropriate and a review of such documents and certificates as are specified in my opinion or that I have deemed appropriate, but otherwise without any inquiry or investigation.

I call your attention to the fact that the Operative Documents provide that they are to be governed by and construed in accordance with the laws of the State of New York.  I am a member of the Bar of the State of Colorado and I express no opinion whatsoever as to the application or effect of the laws of any other jurisdiction other than the State of Colorado or the laws of the United States of America, or as to the interpretation of any agreements or instruments that would arise from the application of the laws of any other jurisdiction.

Based upon and subject to the foregoing, having regard for such legal considerations as I deem relevant, and subject to the further qualifications and limitations stated herein, I am of the opinion that:

1.              Each of the Company and the Colorado Issuers has been duly incorporated or organized, is validly existing as a corporation or limited liability company in good standing under the laws of the State of Colorado, has the corporate power and authority to carry on its business as currently conducted and to own, lease and operate its properties and has been duly qualified or licensed and is in good standing as a foreign entity in each jurisdiction in which the nature of its business or the ownership or leasing of its property requires such qualification, except in each case where the failure to be so validly existing, qualified and in good standing would not be reasonably likely to have a material adverse effect on the business, management, financial position or results of operations of the Company and its subsidiaries, taken as a whole.

2.              The Exchange Notes have been duly authorized by the Company under Colorado law and, when the Registration Statement on Form S-4 relating to the Exchange Notes and the Exchange Guarantees (the “Registration Statement”) has become effective under the Securities Act and the Exchange Notes have been executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company under Colorado law, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.              The Exchange Guarantees have been duly authorized by each Colorado Issuer and, when the Registration Statement has become effective under the Securities Act and when the Exchange Notes are executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Exchange Guarantees endorsed thereon will be valid and binding obligations of each such Colorado Issuer under Colorado law, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.              The Indenture has been duly authorized by the Company and each Colorado Issuer party thereto.

In addition to the foregoing:

1.              I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

2.              This opinion letter offers opinions only with respect to the specific legal issues explicitly addressed above.  No opinion, unless expressly stated above, may be implied or inferred from any of the foregoing.

The opinions contained herein are being rendered to you solely in connection with the Registration Statement and may not be relied upon by any other party or for any other purpose without my prior written consent.  Notwithstanding the foregoing, I hereby consent to the reliance on this opinion by Sullivan & Cromwell LLP in connection with the delivery by such firm of its legal opinion pursuant to the Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Notes” in the Prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ R. Stanton Dodge

Exhibit 1

Colorado Issuers

DISH NETWORK L.L.C.

ECHOSPHERE L.L.C.

DISH NETWORK SERVICE L.L.C.

DISH OPERATING L.L.C.